* * * * * * * * * * *
                                                           TRANSOCEAN INC.
   [LOGO OMITTED]                                          Post Office Box 2765
                                                           Houston TX 77252 2765
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                                                    NEWS RELEASE
ANALYST CONTACT:  Jeffrey L. Chastain
                  713-232-7551
MEDIA CONTACT:    Guy A. Cantwell                FOR RELEASE: February 10, 2004
                  713-232-7647

                      TRANSOCEAN INC. ANNOUNCES CLOSING OF
                              TODCO PUBLIC OFFERING

     HOUSTON--Transocean Inc. (NYSE: RIG) today announced the closing of its public offering of 13,800,000 shares of Class A common stock of TODCO (NYSE:
THE), the company's Gulf of Mexico Shallow and Inland Water subsidiary. The offering price was $12.00 per share. The closing included 1,800,000 shares relating to the underwriters' over-allotment option, which was exercised in full. Transocean received approximately $150.2 million of proceeds from the offering, net of underwriting fees and estimated expenses. Transocean intends to use the proceeds for the reduction of corporate debt and general corporate purposes.

     The representatives of the underwriters of the offering are Morgan Stanley & Co. Incorporated, which is acting as sole bookrunner, Banc of America Securities LLC, Citigroup Global Markets Inc., Credit Suisse First Boston LLC, UBS Securities LLC and Simmons & Company, International, each of which are acting as co-managers.

     A copy of a written prospectus related to this offering may be obtained from Morgan Stanley & Co. Incorporated, Prospectus Department, 1585 Broadway, New York, NY 10036 (Tel. 212-761-6775).

     This press release shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Statements regarding estimated net proceeds and use of proceeds, as well as any other statements that are not historical facts in this release are forward-looking statements that involve certain risks, uncertainties and assumptions. These include but are not limited to factors detailed in Transocean's filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

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